Exhibit J

PROCURADURÍA FISCAL DE LA FEDERACIÓN

SUBPROCURADURÍA FISCAL FEDERAL DE

ASUNTOS FINANCIEROS

Mexico, Federal District, December 13, 2012

United Mexican States

Ministry of Finance and Public Credit

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

Mexico, D.F. 01020

Ladies and Gentlemen:

Pursuant to Article 79, fraction XV, of the Reglamento Interior de la Secretaría de Hacienda y Crédito Público (“Internal Regulations of the Ministry of Finance and Public Credit”), which sets forth the authority of this Subprocuraduría Fiscal Federal de Asuntos Financieros (“Deputy Federal Fiscal Attorneyship For Financial Affairs”) to express an opinion of law in connection with the legal instruments related to public credit, I, the Deputy Federal Fiscal Attorney for Financial Affairs sign the present opinion concerning the registration statements, Nos. 333-179186 and 333-183038 filed with the Securities and Exchange Commission on January 26, 2012 and August 3, 2012, respectively, and a registration statement being filed on the date hereof under Schedule B of the Securities Act of 1933 (the “Registration Statements”), pursuant to which the United Mexican States (“México”) propose to issue from time to time in the United States an aggregate initial offering price of up to U.S. $13,063,112,090 (or its equivalent in one or more currencies or currency units) of its debt and/or warrants, including medium-term notes (the “Notes”).

The present opinion is being delivered to you solely upon the examination of the documents listed in subsection 2) set forth below, and in accordance with the relevant Mexican law in force as of the date hereof; therefore, I express no opinion other than as to the laws of México. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the Notes (other than by México) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than México) and that each such party (other than México) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents (other than those specified in subsection 2) paragraphs (c) and (e) below) examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of México); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law is relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to México, dated the date hereof.

1)	I have examined the following provisions, laws, regulations and Decrees as I have considered necessary to give this opinion:

(a)	all relevant provisions of the Constitución Política de los Estados Unidos Mexicanos (“Political Constitution Of The United Mexican States,” or the “Constitution”) and all relevant Mexican laws, decrees, directives or other governmental acts pertaining to the authorization of the issuance and sale of the Notes, including the following:

(i)	the Constitution, Article 73, fraction VIII, and Article 89, fraction I, empowering the Congreso de la Unión (“Mexican Union Congress”) to establish the bases upon which the Ejecutivo Federal (“Federal Executive Branch”) may borrow upon the credit of México;

(ii)	the Ley de lngresos de la Federación para el Ejercicio Fiscal de 2012 (“Mexican Federal Revenue Law For The Fiscal Year 2012”), Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, to finance the Federal Expenditure Budget for the fiscal year 2012, as well as for the purposes of exchanging and refinancing Mexico’s external indebtedness;

(iii)	the Ley Orgánica de la Administración Pública Federal (“Organic Law Of The Federal Public Administration”), Article 31, fractions V and VI, empowering the Secretaría de Hacienda y Crédito Público (“Ministry Of Finance And Public Credit”) to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)	the Ley General de Deuda Pública (“General Law Of Public Debt”), Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, fractions I, II, III, IV and V, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the incurrence and maintenance of the public debt; the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

(v)	the Ley del Mercado de Valores (“Law Of The Securities Market”), Article 7, referring to the delivery of notice to the Comisión Nacional Bancaria y de Valores, (“Mexican National Banking And Securities Commission”) of public offers abroad of securities issued in Mexico or by Mexican legal entities; and

(vi)

the Internal Regulations of the Ministry of Finance and Public Credit, Articles 4, 7, first paragraph, and 17, fractions VIII, X and XIV, relating to the original power conferred upon the Subsecretario de Hacienda y Crédito Público

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(“Undersecretary Of Finance And Public Credit”) for the processing and resolution of all the affairs within the competence of his subordinate units, and the power conferred upon the Titular de la Unidad de Crédito Público (“Deputy Undersecretary For Public Credit”) to take, on behalf and as attorney-in-fact of México, any of the actions required for the issuance, sale and performance by México of the Notes and to execute and deliver on behalf and as attorney-in-fact of México, any agreement, instrument or document relating thereto.

(b)	the decrees dated December 2, 2009 and October 23, 2012 of the Presidente de la República (“President Of México”) to the Ministry of Finance and Public Credit with respect to the issuance of the Notes; and

(c)	such other Mexican laws and regulations relevant to the opinion set forth below.

2)	I give this opinion upon the examination of the following instruments and documents:

(a)	the Registration Statements;

(b)	the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto dated as of March 3, 2003 (the “Fiscal Agency Agreement”) between México and Citibank, N.A. as Fiscal Agent;

(c)	the form of the Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement (the “Authorization Certificate”);

(d)	the forms of the Notes annexed as exhibits to the Authorization Certificate; and

(e)	the Delegations of Authority dated September 27, 2011 issued by the Minister of Finance and Public Credit, authorizing various officials of the Ministry of Finance and Public Credit to execute and deliver, on behalf of México, any and all documents relating to the Notes, including without limitation, the Authorization Certificate.

3)	Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

Under and with respect to the present laws of México, the Notes have been duly authorized and, when executed and delivered by México and authenticated pursuant to the Fiscal Agency Agreement, and delivered as contemplated by the Registration Statements, will constitute valid and legally binding obligations of México.

I hereby consent to the filing of this opinion with the Registration Statements and to the use of the name of the Deputy Federal Fiscal Attorney for Financial Affairs of México under the caption “Validity of the Securities” in the prospectus and in any prospectus supplement relating to the offer of the Notes.

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This opinion is delivered solely in connection with the filing of the Registration Statements, and replaces the previous dated as of August 20, 2012.

Very truly yours,

/S/ GENARO ALARCÓN BENITO
The Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States

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Exhibit 1(a)(i)

[TRANSLATION]

POLITICAL CONSTITUTION OF THE

UNITED MEXICAN STATES

“Article 73. - The Congress is empowered:

VIII. - To establish the basis upon which the Executive may borrow upon the credit of the Nation, to approve such borrowings and to acknowledge and order the repayment of the national debt. No borrowing may be made but for the execution of works which will produce an increase in public revenue, except for borrowings made for monetary regulatory purposes, conversion transactions and borrowings contracted during any emergency declared by the President of the Republic under the terms of Article 29;”

“Article 89. The faculties and duties of the President are the following:

I. To promulgate and execute the laws that the Congress enacts providing its exact observance within the administrative functions.”

Exhibit 1(a)(ii)

[TRANSLATION]

FEDERAL REVENUE LAW FOR THE FISCAL YEAR 2012

Article 2. The Federal Executive Power, through the Ministry of Finance and Public Credit, is authorized to contract and execute borrowings, loans, and any public indebtedness, including security issuances, under the terms of the General Law of Public Debt and for the financing of the Expenditure Budget for 2012, for an amount of net internal indebtedness of up to 435 billion pesos. Also, the Federal Executive Power and the direct control entities shall be able to contract obligations that constitute public internal indebtedness in addition to what has been authorized, provided that the net external indebtedness be lower than the one established in this article or in the budget of such entities in an amount equivalent to the amount of such additional obligations. The Federal Executive Power is authorized to contract and execute borrowings, loans, and any public indebtedness abroad, including security issuances with the purpose of financing the Expenditure Budget for 2012, as well as exchanging or refinancing indebtedness of the Federal Public Sector in order to obtain a net amount of external indebtedness of 7 billion dollars of the United States of America, which includes the net amount of external indebtedness to be executed with International Multilateral Financial Institutions. Also, the Federal Executive Power and the direct control entities shall be able to contract obligations that constitute public external indebtedness in addition to what has been authorized, provided that the net internal indebtedness be lower than the one established in this article or in the budget of such entities in an amount equivalent to the amount of such additional obligations. For the determination of the preceding, the calculation will be made once, on the last banking day of the fiscal year of 2012 considering the exchange rate for the payment of duties denominated in foreign currencies payable on the Mexican Republic published by the Banco de México in the Diario Oficial de la Federación, and the equivalencies of Mexican pesos with respect to other currencies made public by the Banco de México, in all the cases on the dates of formalization of the corresponding transactions.

Also the Federal Executive Power, through the Ministry of Finance and Public Credit, is authorized to issue securities in domestic currency and contract loans for exchange or refinancing of Federal Treasury liabilities, under the terms of the General Law of Public Debt. Likewise, the Federal Executive Power is authorized to contract borrowings or issue securities abroad with the purpose of exchange or refinance external indebtedness.

The Federal Executive Power is authorized, if necessary, to issue in the national market, in the fiscal year of 2012, securities or other indexed instruments at the exchange rate of the Mexican peso for foreign currencies, whenever the total balance of internal public indebtedness registered in such fiscal year does not exceed 10 percent of the average balance of the registered internal indebtedness in such year and the securities or instruments are issued with a due date not less than 365 days. […]

Exhibit 1(a)(iii)

[TRANSLATION]

ORGANIC LAW OF THE FEDERAL PUBLIC ADMINISTRATION

“Article 31. - The Ministry of Finance and Public Credit shall be responsible for the following matters:

V. The management of the public debt of the Federation and of the Department of the Federal District;

VI. The execution or authorization of all transactions in which public credit is used,”….

Exhibit 1(a)(iv)

[TRANSLATION]

GENERAL LAW OF PUBLIC DEBT

CHAPTER 1

General Provisions

“Article 1. - Pursuant to this law, the Public Debt is formed by funded, direct or contingent liabilities derived from financing and acquired by the following entities:

I. The Federal Executive Power and its branches.

Article 2. - For purposes of this law financing is understood to mean the contracting of credits or loans internally or externally originated from:

I. The subscribing or issuing of credit instruments of any other document payable on term. …

IV. The execution of legal acts analogous to those aforementioned.”

“Article 3. - The Ministry of Finance and Public Credit pursuant to Article 31 of the Organic Law of the Federal Public Administration is the office of the Executive in charge of the application of this law, as well as interpretation and creation of the regulations that are necessary for its due execution.

The officers in charge of the Public Entities will be responsible for the strict application of the dispositions of this law, its regulations and the contracting directives issued by the Minister of Finance and Public Credit. The infractions to this law and to the other regulations described will be sanctioned in the terms that legally correspond and according to the regime of the responsibilities of federal public servants.”

CHAPTER II

Power of the Ministry of Finance and Public Credit

“Article 4. - The Federal Executive Power, through the Ministry of Finance and Public Credit, shall be vested to:

I. Issue securities and contract loans for productive public investment purposes for conversion or refinancing of Federal Treasury liabilities or monetary regulation purposes.

Currencies, amortization terms, interest rates of issued securities or loan agreements, as well as any other covenants shall be determined by the Ministry according to the conditions prevailing in money and capital markets.

II. Formulate the financial program of the public sector pursuant to which the public debt shall be managed, including the requirements of foreign currency necessary to manage the external debt service. …

IV. Ensure that the proceeds obtained from public debt be destined to the fulfillment of projects, activities and enterprises that support the social and economic development plans; that they generate revenues for their repayment or that they be applied towards the improvement of the public debt structure.

V. Contract and administer the Federal Government public debt and grant its guaranty thereof in credit transactions with international organizations, of which Mexico is a member or with public or private national or foreign institutions provided that the credits be directed to the execution of investment projects or productive activities consistent with those social and economic development policies approved by the Executive that generate the necessary resources for the repayment of the credit and that the credit is adequately guaranteed. …

VII. Supervise that the payment of principal and interest on the borrowings be punctually covered by the debtor agencies.”

“Article 5. - The Ministry of Finance and Public Credit shall also be vested with the following powers:

I. To contract directly the financing granted to the Federal Government, under the terms of this Law.

II. To submit for the approval of the President of the Republic bond issues to be placed in the country and abroad which may consist of one or several series that shall be placed into circulation as authorized by the Executive Branch through the Ministry of Finance and Public Credit. These issues shall constitute direct, general, and unconditional obligations of the United Mexican States pursuant to the terms set forth in the deeds of issue or respective agreements. Other terms shall be specified by the Ministry at the time the relevant deeds of issue or agreements are executed.

Titles evidencing issues to be placed abroad, acquired by foreigners not residents of Mexico shall not be subject to taxation. The Ministry of Finance and Public Credit may extend this treatment to the financial agents of the Federal Government when they make issuances on behalf of the Government itself.

III. To adopt the administrative measures concerning the payment of principal, interest, fees, financial charges, requirements and formalities of the deeds of issue and contractual documents relating to the securities, as well as the replacement of those securities evidencing national and foreign currency liabilities, and for their quotation in foreign and national stock markets. It is also empowered to agree with the creditor thereof in the creation of sinking funds for repayment of redeemed securities.

IV. To authorize government agencies referred to in Sections II to VI of Article 1 to contract external financing.

V. To administer the registration of the debt of the federal public sector.”

“Article 8. - The loans contracted or authorized by The Ministry of Finance and Public Credit must be included in the financial program elaborated under the terms of Chapter III of this Law and in the general debt program.”

CHAPTER III

Programming of the Public Debt

“Article 9. - Congress shall authorize the amount of domestic and foreign direct net indebtedness necessary for the financing of the Federal Government and of the federal public sector Agencies, included in the Revenue Law and in the National Expenditure Budget, as well as that of the Federal District Department. The Executive Branch shall inform Congress on the current debt situation when presenting the yearly public account and when remitting the revenue program, and shall report on a quarterly basis the movements of said statement, within forty-five days following the end of the respective quarter. These amounts shall not include the changes concerning monetary regulation purposes.”

“Article 10. - When submitting to Congress the bill of the Revenue Law and the National Expenditure Budget, the Executive Branch shall propose the amount of foreign and domestic net indebtedness necessary for financing the corresponding fiscal year’s Federal Budget, providing sufficient judgment elements for supporting his proposal. When approving the Revenue Law, Congress may empower the Executive Branch to draw or authorize additional amounts if the Executive considers that exceptional economic circumstances have arisen. In such cases the Executive Branch immediately notify Congress.

The Executive Branch present the pertinent proposals in the Revenue Law bill and the Expenditure Budget bill of the Federal District Department, leaving the relevant financing subject where applicable to the terms of this Law.”

“Article 11. - In order to determine the financial needs referred to in the preceding article, the Ministry of Finance and Public Credit shall be informed through the Ministries or Administrative Departments commissioned with the coordination of the corresponding sector, of those projects and activity programs duly approved by the Ministry of Planning and Budgeting, whose execution requires financing.”

“Article 12. - The amount of indebtedness approved by Congress shall constitute the basis for contracting the necessary credits to finance the Federal Budget and that of the Federal District. The net indebtedness of included governmental Agencies in said budget without exception shall correspond with scheduling thereof and other conditions agreed periodically with the governmental Agencies with jurisdiction over matters of expenditure and financing.”

“Article 16. - The amount of installments that Agencies shall allot annually to meet obligations derived from financial contracting shall be revised by the Ministry of Finance and Public Credit in order to include them in the National Expenditure Budget.”

CHAPTER IV

The Contracting of Loans by the Federal Government

“Article 17. - The Federal Executive and its branches may contract loans only through the Ministry of Finance and Public Credit.

The agencies mentioned in Sections III to VI of Article l of this Law may only contract external financing with the previous authorization of the Ministry of Finance and Public Credit. In respect of internal financing, only the authorization of its governmental bodies is needed, in accordance with the procedure established in Article 6 of this Law.”

Exhibit 1(a)(v)

[TRANSLATION]

THE LAW OF THE SECURITIES MARKET

“Article 7. - In order to be subject to public offering in the national territory, securities must be registered in the Registry.

Any public offering abroad of securities issued in the United Mexican States or by Mexican corporations, directly or through a trust or similar or equivalent vehicle, should be notified to the Commission describing the principal information of the offer and complying with the general rules issued by the Commission.

Persons making public offers of securities in accordance with the foregoing, have to expressly state in the information statement used for its offering, that the securities cannot be offered, nor traded in the Mexican territory, unless such transactions take place under the provisions of article 8 of this Law.”

Exhibit 1(a)(vi)

[TRANSLATION]

INTERNAL REGULATIONS OF THE

MINISTRY OF FINANCE AND PUBLIC CREDIT

“Article 4°. - The representation, processing and resolution of all affairs within the competence of the Ministry of Finance and Public Credit, corresponds originally to the Minister.

For the more efficient organization of work, the Minister may, without prejudice to the exercise directly of his authority, delegate his authority to subordinate public officials, pursuant to delegations that shall be published in the Official Gazette of the Federation.

Article 7°. - Originally corresponds to the Undersecretaries the processing and resolution of all affairs which are competence of their subordinate administrative units, and also have the following powers:

Article 17. - The competence of the Deputy Undersecretary for Public Credit is:

VIII. To manage the Public Debt of the Federal Government and the Federal District;

…

X. To perform the Ministry powers regarding the negotiation and contracting of transactions in connection with the public credit, and execute with the Treasurer of the Federation all kinds of securities obligating the Federal Government; to represent the Ministry on such matter and execute the corresponding securities and documents. Likewise, to execute the powers of the Ministry regarding the authorization and registration of the indebtedness of the entities of the Federal Public Sector, including the development bank institutions;

…

XIV. To negotiate and execute, prior superior instructions and, if necessary, execute financing transactions, options and derivatives and special schemes in which the Federal Government participates, including the support programs to the bank debtors;”

Exhibit 1(b)(i)

Translation of the Presidential Decree issued by Felipe de Jesús Calderón Hinojosa, President of the United Mexican States, on December 2, 2009, authorizing the issuance of debt securities in the MTN Program for an amount equal to $20 billion dollars of the United States of America.

(Seal of the Office of the President of the United Mexican States.)

FELIPE DE JESÚS CALDERÓN HINOJOSA, President of the United Mexican States, in exercise of the power conferred upon me by section I of article 89 of the Political Constitution of the United Mexican States, in accordance with article 2 of the Federal Revenue Law for the Fiscal Year 2009; article 2 section I, article 4, sections I and V, and article 5, section II of the General Law of Public Debt; and article 31, sections V and VI of the Organic Law of the Federal Public Administration and

CONSIDERING

That, in accordance to the 2007-2012 National Development Plan, the country requires promoting a regular presence on international financial markets to maintain access thereto and guaranty an adequate diversification of public obligations. This shall allow access to foreign investment in competitive conditions and, at the same time, the presence of the public sector in the global financial markets to be used as a reference for transactions made by the private sector.

That, the efforts made by Mexico to strengthen the foreign politics relationship on economics, pursuant to a rational utilization of obtained resources, and particularly in response to the global economic panorama, open opportunities for the issuance of bonds abroad either under schemes used on past years by the Federal Government to carry out its operations of foreign financing, or as well under different schemes;

That, the utilization of new ways to access credit taking advantage of the prestige earned by our country, allows to penetrate or return to international markets different to those in which financing has been obtained in past years, thus complementing the reception of resources under competitive circumstances on other markets.

That adequate conditions had been generated for Mexico to issue and place securities under schemes different to the Medium Term Notes Program, either in markets where Mexico currently has presence, as well as in new markets, the foregoing shall allow among other aspects, to satisfy the national investment requirements, diversify financing sources and improve the external public indebtedness profile, as well as to facilitate the future participation of public and private institutions of the country in such markets, and

That the access to new markets represents an opportunity to obtain resources from alternative sources to finance investments promoting national development, as well as improving the external public indebtedness profile through the exchange and refinancing of obligations, all of the foregoing in accordance with the General Law of Public Debt and the Federal Revenue Laws for the corresponding fiscal years, I have issued the following:

DECREE

FIRST. - The Ministry of Finance and Public Credit is authorized to issue and place securities abroad in an amount up to twenty billion dollars, legal currency of the United States of America or its equivalent in other legal currencies.

SECOND. - The Ministry of Finance and Public Credit is authorized to formalize all legal acts and contractual documents that may be necessary, as well as agreeing to and setting forth the traits of the issuance described in the First Article of this Decree, in accordance with article 4, section I of the General Law of Public Debt.

Last page of the Decree that authorizes the Ministry of Finance and Public Credit to issue and place securities abroad in an amount up to twenty billion dollars, legal currency of the United States of America.

Granted at the official residence of the Federal Executive, in Mexico City, Federal District, on the second of the month of December of the year two thousand and nine.

(Signature of the President of the United Mexican States)

THE MINISTER OF FINANCE

AND PUBLIC CREDIT

(Signature of the Minister of

Finance and Public Credit)

AGUSTÍN GUILLERMO

CARSTENS CARSTENS

Exhibit 1(b)(ii)

Translation of the Presidential Decree issued by Felipe de Jesús Calderón Hinojosa, President of the United Mexican States, on October 23th, 2012, authorizing the issuance of debt securities in the MTN Program for an amount equal to $30 billion dollars of the United States of America.

(Seal of the Office of the President of the United Mexican States.)

FELIPE DE JESUS CALDERON HINOJOSA, President of the United Mexican States, in exercise of the power conferred upon me by section I of article 89 of the Political Constitution of the United Mexican States, based on article 2 of the Federal Revenue Law for the Fiscal Year 2012; article 2 section I, article 4, sections I and V, and article 5, section II of the General Law of Public Debt; and article 31, section V and VI of the Organic Law of the Federal Public Administration and

CONSIDERING

That, as a result of the efforts made by the Federal Government, the objectives outlined in the Presidential Decree issued on December 2, 2009, were accomplished, regarding the external indebtedness transactions that were carried out by our country in this period, they have been aimed to reduce their financial cost, in order to improve the terms and conditions of the external debt and expand and diversify the base of investors of debt instruments issued;

That, the policy of external public debt, has become one of the pillars of economic stability of the country, through the conformation of a debt structure that has allowed to satisfy the financing needs of the Federal Government at the lowest possible cost, while maintaining a compatible risk level with the healthy evolution of public finances and the development of financial markets. This has allowed in the external scope, to maintain an outstanding active presence in the capital markets leveraging funding opportunities under competitive cost;

That, through to the consolidated debt structure, our country reached a regular presence in the financial markets, through the issuance and reopening of a 100-year bond, which convert Mexico the first Latin American country to issue a bond of this type, and whose 1,000 billion dollars represented the highest amount placed at that period. Furthermore, with the reopening of this bond of 1,000 billion dollars, was reached the highest amount placed in circulation for a bond at this term and at a funding cost of 5.96%, which was lower than the initial placement;

That, it was accomplished the access into international markets other than those in which financing had been previously obtained, through the placement in the Japanese market of so-called Samurai bonds, for a total amount of 300,000 million yen, as a result of an agreement between the Federal Government and internationally renowned Japanese institutions, which has been a reflection of the positive outlook of the international financial community regarding the economic and financial situation of our country;

That, the debt placement in the Japanese market of unsecured samurai bonds, represented the first public offering of unsecured bonds in the Japanese market by the Mexican Government since the year 2000 and by a Latin American Government since the year 2001, an amount which was placed in 2 tranches with maturities of 3 and 5 years that ascended for a total amount of 80,000 million yen, it is worth mentioning that the rate of return achieved in the 3-year bond was lower than any debt instrument issued at any term by the Federal Government. In addition, this transaction was the largest of an emerging sovereign country in that market, unsecured, in the last 10 years. With this transaction was achieved a low debt contracting schemes different than those that had been concluded in previous years;

That, the conduction of an economic policy has maintained moderate public deficits, a strong financial system and an adequate debt profile, has allowed to achieve the previous accomplishments, and

That, the Ministry of Finance and Public Credit, has reiterated its commitment to continue strengthen the structure of public debt, by diversifying the range of investors and by conducting operations that reduce the cost and extend their maturity, to consolidate the Federal Government's presence in foreign markets; all in adherence with the General Law of Public Debt and the Federal Revenue Laws for the corresponding fiscal years, I hereby issue the following

DECREE

FIRST. - The Ministry of Finance and Public Credit is authorized to issue and place securities abroad up to thirty billion dollars, legal currency of the United States of America or its equivalent in other legal currencies.

SECOND. - The Ministry of Finance and Public Credit is authorized to formalize all legal acts and contractual documents that may be necessary, as well as agreeing to and setting forth the traits of the issuance described in the First Article of this Decree, in accordance with article 4, section I of the General Law of Public Debt.

Last page of the Decree that authorizes the Ministry of Finance and Public Credit to issue and place securities abroad in an amount up to thirty billion dollars, legal currency of the United States of America.

Granted at the official residence of the Federal Executive, in Mexico City, Federal District, on the 23 of the month of October of the year two thousand and twelve.

(Signature of the President of the United Mexican States)

THE MINISTER OF FINANCE AND PUBLIC CREDIT

(Signature of the Minister of Finance and Public Credit)

JOSÉ ANTONIO MEADE KURIBREÑA